[EXHIBIT 3.2]

Filed # C134-96

  APR 26 2000
In the office of
   Dean Heller
SECRETARY OF STATE


  CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF
      IMPOREX INVESTMENTS CORP. a Nevada corporation

We the undersigned Michael Meyer, President and Lawrence S.
Lotman, Secretary of IMPOREX INVESTMENTS CORP .do hereby certify:

That the Board of Directors of said corporation by written consent dated March 31,2000, adopted a resolution to amend the original Articles of Incorporation as follows:

Article 1 is hereby amended to read as follows:

Name of Corporation: DVBS, INC

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 24,403,050; that the said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


Date:  April 19, 2000


/s/       Michael Meyer
   -----------------------------
   Michael Meyer President



/s/     Lawrence S. Lotman
   -----------------------------
   Lawrence S. Lotman, Secretary



State Of California   )
                      ) SS
County of Los Angeles )

On this 19th day of April 2000, before me, Leslie Robin Behr, a Notary Public in and for the said County and State, personally appeared Michael Meyer and Lawrence S. Lotman, personally known to me or proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the within instrument, and acknowledged that: they executed it.


WITNESS MY HAND AND OFFICIAL SEAL


/s/ Leslie Robin Behr
-------------------------------
Notary Public  (seal)